EXHIBIT 10.1

RED ROBIN GOURMET BURGERS, INC.
10000 E. GEDDES AVENUE, SUITE 500
ENGLEWOOD, CO 80112

April 24, 2025

David A. Pace

Re: Offer of Employment

Dear David,

We are pleased to offer you employment with Red Robin Gourmet Burgers, Inc. (the “Company”), through its wholly-owned subsidiary, Red Robin International, Inc. (“RRI”). The terms of your employment will be governed by the terms and conditions described herein.

The following is a summary of your position, compensation, and benefits to be associated with your employment with the Company.

Start Date:	April 24, 2025

Position:	President and Chief Executive Officer.

Reporting:	You shall report directly to the Board of Directors of the Company (the “Board”).

Board Membership:	You will remain a member of the Board for your current term. Thereafter, while you remain employed as Chief Executive Officer of the Company, the Board shall nominate you for re-election as a member of the Board at the expiration of your then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements, or the provisions of Section 6E of the Company’s Certificate of Incorporation. For the avoidance of doubt, following the Start Date you shall no longer receive any compensation relating to your Board service; provided, however, that any outstanding equity-based awards granted to you, prior to the Start Date, in connection with your Board service shall remain outstanding and continue to vest in accordance with the applicable award agreement.

Term	You will serve as the President and Chief Executive Officer from the Start Date until the third anniversary of the Start Date, unless terminated earlier in accordance with the terms set forth herein (the “Initial Term”). You and the Company may mutually agree to extend the Initial Term for a successive six (6) month period. For the avoidance of doubt, in the event you or the Board appoint someone as President of the Company, you and the Company agree that any such appointment alone, with no other changes to the terms of your employment, will not constitute an early termination of the Initial Term so long as you remain the Chief Executive Officer of the Company who still reports directly to the Board. Further, such appointment alone shall in no way modify any terms or agreements regarding your Completion Bonus or Severance Benefits.

Work Location:	You are authorized to work remotely from your principal place of residence in Dallas, Texas, which will also be your principal place of Employment. From time to time, you may be expected to commute to the Company’s headquarters in Englewood, Colorado, and may reasonably be required to travel to other locations for Company business purposes. Such commute or travel will not change your principal place of Employment.

Base Salary	The annual base salary payable to you will be $750,000 (“Base Salary”), payable in substantially equal installments on a regular basis in accordance with the Company’s standard payroll procedures. The Base Salary may be increased but not decreased, as determined by the Board and approved by the Compensation Committee of the Board (the “Compensation Committee”).

Annual Incentive:	You will be eligible to receive an annual cash bonus each fiscal year of employment as determined in accordance with the Company’s annual incentive plan as in effect from time to time and as approved by the Compensation Committee (the “Annual Bonus”), with a target Annual Bonus (the “Target Bonus”) of two hundred percent (200%) of your Base Salary; provided, that for fiscal year 2025, you shall receive a minimum Annual Bonus payout of $850,000 and have a Target Bonus of $1,125,000 (and, for the avoidance of doubt, such minimum Annual Bonus and Target Bonus shall not be calculated on a pro-rated basis for fiscal year 2025). The actual amount of any Annual Bonus (excluding the minimum Annual Bonus payout of $850,000 for fiscal year 2025) shall depend on the level of achievement of the applicable performance criteria established with respect to the Annual Bonus by the Board and the Compensation Committee in their sole discretion and may be higher than the Target Bonus if the applicable performance targets are exceeded. The Annual Bonus for each fiscal year shall be payable in accordance with the then-current annual incentive plan (but no later than March 15 of the following year).

Long-Term Incentive:

In connection with your appointment as President and Chief Executive Officer, you will receive the following pursuant to the Company’s long-term incentive plan (“LTIP”): (i) an aggregate grant of 750,000 restricted stock units (“RSUs”), comprised of (x) 250,000 RSUs granted in 2025 (the “2025 RSUs”), which shall vest in full on the first anniversary of the grant date, and (y) 500,000 RSUs granted in 2026 (the “2026 RSUs”), which shall vest in two (2) equal installments on each anniversary of the grant date, in each case, subject to your continued employment through the applicable vesting date and the terms and conditions of the award agreement and (ii) a grant of 900,000 performance-based RSUs (“PSUs”), which shall be granted on the same date as the 2025 RSUs and shall be subject to the terms set forth in the PSU award agreement attached hereto as Annex A. If (x) a Change in Control (as defined under the LTIP) occurs and (y) your employment with the Company is terminated without Cause or you resign for Good Reason following such Change in Control, in each case, prior to the grant date of the 2026 RSUs, then in lieu of granting you the 2026 RSUs, the Company shall be required to provide you with a cash payment equal to the value of such 2026 RSUs (with the value determined as of the date of such termination of employment).

Except as expressly provided herein, each such equity award shall be made in accordance with the Company’s Equity Granting Policy[1]. As an executive officer of the Company, you are subject to the Company’s Executive Stock Ownership Guidelines as in effect from time to time, within the time period specified therein, which currently include a requirement for the Chief Executive Officer to own shares of common stock of the Company with a value equal to at least five (5) times your Base Salary. In the event you are unable to meet the ownership requirements within the defined time period, you will retain all net after-tax (i.e., after all applicable withholding taxes) profit shares of Company common stock following exercise or vesting or settlement of your equity awards, until such requirements have been satisfied.

1	Pursuant to the Company’s Executive Granting Policy, the value of the shares underlying the initial grant of RSUs and PSUs for FY25 will be determined based on the average of the closing price of the Company’s common stock over the 30-calendar-day period prior to and including the date of grant (which will be the seventh calendar day following the Start Date (or, if not a business day, the following business day).

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Completion Bonus	If, (x) during the period beginning on the second anniversary of the Start Date and ending on the last day of the Initial Term, or (y) during the six (6) month period following the Initial Term, you assist the Board in identifying or developing a successor President and Chief Executive Officer and such individual becomes the President and Chief Executive Officer (for the avoidance of doubt, regardless of whether such individual is an external hire or internal promotion) and your employment hereunder is terminated, then you will receive the following: (i) a lump-sum cash payment equal to one (1) times your Base Salary as in effect immediately prior to the date of termination, payable within thirty (30) days following such termination and (ii) payment of a pro-rata share (determined on the basis of the number of days on which you were employed by the Company during the fiscal year in which the date of termination occurred) of the Annual Bonus that would otherwise have been earned based on actual performance had you continued to be employed by the Company for the entirety of the fiscal year in which the date of termination occurred, payable in a lump sum when such Annual Bonus payment is regularly paid to similarly situated executives (the foregoing payments, the “Completion Bonus”), subject to your execution and nonrevocation of a general release and waiver of all claims in the Company’s customary form. In the event that you become entitled to the Completion Bonus you shall not be entitled to the Severance Benefits (as defined below). For the avoidance of doubt, if a successor President and Chief Executive Officer is appointed prior to the second anniversary of the Start Date and your employment hereunder is terminated (other than for Cause) you shall be entitled to the Severance Benefits (and shall not be entitled to the Completion Bonus).

Paid Time Off (PTO):	You will be eligible for paid time off (“PTO”) of four (4) weeks and eight (8) paid holidays, in each case, per calendar year in accordance with the Company’s holiday and paid time off policies applicable to executive officers as in effect from time to time.

Benefit Plans:	You will be entitled to participate in all senior executive-level benefit plans and programs including, standard indemnification program and Directors & Officers insurance, incentive, savings and retirement plans, practices, policies and programs of the Company and RRI (including the Company’s Safe Harbor 401(k) Plan) as in effect from time to time to the same extent as other senior executive employees. You and/or your family, as the case may be, will be eligible to participate in, and receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company and RRI (including, to the extent provided, without limitation, medical, dental, vision, life insurance, AD&D and travel accident insurance) governed by the applicable terms and conditions of each plan and program and as in effect from time to time to the same extent as other senior executive employees. Additional benefits to be provided to you, if not already included in the Company’s executive level benefit plans and programs, include an annual executive physical with the medical provider of your choice to be paid by the Company; provided, that such annual executive physical shall not exceed $10,000 in the aggregate.

Dining Privileges:	You shall be entitled to the same dining privileges at Company-owned restaurants as in effect from time to time to the same extent as other senior executive employees.

Legal Fees Reimbursement:	The Company will reimburse you for reasonable, documented legal fees incurred by you in connection with the review, negotiation, and execution of this offer letter, which reimbursement shall not exceed $10,000.

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Severance Benefits

Upon termination of your employment, you will receive any accrued obligations owed by the Company to you (i.e., accrued and unpaid Base Salary and reimbursement for any unreimbursed business expenses, in each cash through the date of termination of employment, plus any benefits to which you are entitled under the terms of any Company benefit plan or arrangement).

In addition, except as set forth herein, if the Company terminates your employment without Cause or you terminate your employment for Good Reason, then except as provided below, you shall receive the following severance payments and benefits: (i) payment of two (2) times your Base Salary as in effect immediately prior to the date of termination, which shall be paid in substantially equal installments for the twenty-four (24) month period following the date of termination, subject to standard withholdings and other authorized deductions; (ii) payment of a pro-rata share (determined on the basis of the number of days on which you were employed by the Company during the fiscal year in which the date of termination occurred) of the Annual Bonus that would otherwise have been earned based on actual performance had you continued to be employed by the Company for the entirety of the fiscal year in which the date of termination occurred, payable in a lump sum when such Annual Bonus payment is regularly paid to similarly situated executives; and (iii) upon your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, the Company shall pay you in a lump sum within thirty (30) days after such election an amount equal to the product of (x) the portion of premiums of your group health insurance, including coverage for your eligible dependents, that the Company paid immediately prior to his date of termination and (y) eighteen (18) (the foregoing payments and benefits, the “Severance Benefits”). Upon termination of your employment, your unvested LTIP awards shall be treated in accordance with the terms of the applicable award agreements.

If you become entitled to receive severance payments and benefits under the Company’s Executive Severance Plan (as such plan may be modified, amended, and/or restated from time to time) (the “Executive CIC Severance Plan”), then you shall not be eligible to receive the severance payments and benefits described in the preceding paragraph. For purposes of the Executive CIC Severance Plan as it applies to you: (w) the Release Agreement (as defined in the Executive CIC Severance Plan) will be replaced with (and all references in the Executive CIC Severance Plan will be deemed to refer to) the release of claims described in the immediately succeeding paragraph; (x) the Cash Severance Multiplier (as defined in the Executive CIC Severance Plan) will be 2.0 (not 3.0); (y) the Change in Control Benefits Continuation Period (as defined in the Executive CIC Severance Plan) will be twenty-four (24) months; and (z) the definitions of Cause and Good Reason (each as defined in the Executive CIC Severance Plan) will be replaced by the definition of Cause and Good Reason set forth in Annex D to this offer letter.

The foregoing severance benefits are subject to your execution and delivery (and non-revocation) of a general release and waiver of all claims, in the Company’s customary form not later than 60 days following the termination of your employment.

Upon termination of your employment with the Company for any reason whatsoever, you will be deemed to have immediately resigned from any positions with the Company and all of its subsidiaries and affiliates, whether as an officer, director, employee, fiduciary or otherwise. In such event, you will, at the request of the Company, execute any documents reasonably required to evidence such resignations.

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280G – Best Net Provision:	In the event that any payment or benefit to you is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the best-net-after-tax provision of Section 3.5 of the Company’s Executive CIC Severance Plan shall apply.

Withholding Taxes:	The Company will be entitled to deduct and withhold from any amounts payable under this letter such federal, state, local, non-U.S. or other taxes as are required to be withheld pursuant to any applicable law or regulation.

Restrictive Covenants:	See Annex B.

Section 409A:	See Annex C.

Certain Definitions:	See Annex D.

This offer letter and your employment with the Company are subject to your agreeing to the following terms and conditions:

1.	Company Policies, Guidelines, and Training. The Company maintains policies and guidelines, and provides training, that establish certain expectations and rules concerning your conduct and performance. These policies and guidelines may affect your ability to participate in certain benefits and programs and may contain additional terms and conditions with respect to your employment. By accepting this offer, you agree to adhere to such policies and guidelines and participate in all required training sessions. All Company policies and guidelines are subject to change and your employment with the Company is your acceptance and agreement to abide by such changes. This offer and your employment with the Company is contingent upon your signing and understanding of the Company’s Insider Trading Policy, Code of Ethics and the PCI Data Security Standard.

2.	References and Background Checks. This offer and your employment with the Company is also contingent upon the successful completion of mandatory pre-employment background checks and proof of eligibility to work in the United States, even if you commence employment with the Company prior to the completion of the Company’s reference and background checks. You agree that the Company may check your references and background information at any time during your employment and you authorize the Company to do so. In accepting this offer, you agree to cooperate with the Company and seek the cooperation of others in completing the references and background check processes in an expeditious manner.

3.	Employment Must Not Infringe Upon the Rights of Others. In accepting this offer, you warrant as follows: (a) you have disclosed and provided to the Company any and all restrictive covenant obligations or agreements in which you are subject to and affirm your continued compliance with such obligations and agreements, (b) you will not disclose to the Company any trade secrets or proprietary information from your prior employers and (c) you will not refer to or otherwise solicit for employment at the Company any former co-workers or others in contravention of any still-in-effect non-solicitation obligations.

4.	Best Efforts. In accepting this offer, you agree to devote all of your business time, attention, skills, and best efforts to your position on a full-time basis.

5.	Employment At-Will. In accepting this offer, you agree that your employment with the Company is “at will” meaning that the statements made in this offer letter are not intended to create a contract, the Company may modify any benefit plan, your compensation package or your job responsibilities, and either you or the Company may terminate the employment relationship at any time with or without cause or advance notice, in all cases subject to the above Severance Benefits terms. Any offers or expectations of additional compensatory items are not valid unless contained in this offer letter.

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6.	Governing Law. This offer letter is governed by and construed under and in accordance with the internal laws of the State of Colorado, without regard to conflicts of laws principles thereof. You agree to submit to the venue and personal jurisdiction of the Colorado state and federal courts concerning any dispute for which judicial redress is permitted pursuant to this offer letter; however the Company is not limited in seeking relief in those courts.

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Arbitration. Except as otherwise provided above, any controversy arising out of or relating to this offer letter, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of your employment, including, but not limited to, any state or federal statutory or common law claims, will be submitted to arbitration in Denver, Colorado, before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbiter Group, Inc., Denver, Colorado, or its successor (“JAG”), or if JAG is no longer able to supply the arbitrator, such arbitrator shall be selected from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or other mutually agreed upon arbitration provider, as the exclusive forum for the resolution of such dispute. Provisional injunctive relief may, but need not, be sought by either party to this offer letter in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this offer letter or your employment, and under no circumstances shall class claims be processed or participated in by you. The Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. In any proceeding to enforce the terms of this offer letter, the prevailing party will be entitled to its or his reasonable attorneys’ fees and costs incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.

This offer letter constitutes the entire agreement between you and the Company regarding the terms and conditions of your employment with the Company and supersedes and cancels any prior offer letters, agreements, promises, representations, or statements that have been made between you and the Company regarding your employment. This offer letter may only be amended or modified through a written agreement signed by you and any authorized member of the Board.

Please carefully review these terms and conditions to make sure they are consistent with your understanding. If so, please sign this offer letter to confirm your acceptance and send a signed copy to Sarah Mussetter, Chief Legal Officer of the Company.

We are confident you will find your employment with the Company a challenging and rewarding endeavor. We look forward to working with you!

Sincerely

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Sarah A. Mussetter
Sarah A. Mussetter Chief Legal Officer

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Agreed and Accepted:

/s/ David A. Pace
David A. Pace

Date:	April 24, 2024

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Annex A

Performance Stock Unit Award Agreement

[Attached]

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RED ROBIN GOURMET BURGERS, INC.

2024 PERFORMANCE INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Award Agreement”) between Red Robin Gourmet Burgers, Inc. (the “Company”), and David Pace (the “Grantee”) is dated effective April 24, 2025 (the “Date of Grant”).

Grantee has been granted target performance stock units as follows:

Grantee: David Pace

Date of Grant: April 24, 2025

Target Performance Stock Units (the “Target PSUs”): 900,000

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has adopted the Company’s 2024 Performance Incentive Plan, as may be amended from time to time (the “Plan”);

WHEREAS, the Plan provides for the granting of Other Stock-Based Awards, including performance stock units, to eligible participants as determined by the Committee; and

WHEREAS, the Committee has determined that Grantee is eligible to receive a performance stock unit (“PSU”) award under the Plan and has determined that it would be in the best interest of the Company to grant to Grantee the PSU award provided for herein.

NOW, THEREFORE, the Company and Grantee agree as follows:

1. Grant of Award. The Company hereby grants to Grantee the Target PSUs specified above as described in this Award Agreement (the “Performance Stock Unit Award”). As more fully described in Section 4, each PSU represents the right to receive one share of Stock on the Payment Date (defined below), subject to the achievement of the applicable performance goal described in Section 4 (the “Performance Goal”) at target and satisfaction of applicable vesting conditions, and Grantee’s continued employment or service with the Company as set forth in Section 4.

2. Award Subject to Plan. This Performance Stock Unit Award is granted pursuant to and is expressly subject to the terms and conditions of the Plan, which terms are incorporated herein by reference.

3. Performance Period. The performance period of the Performance Stock Unit Award is the period commencing on March 24, 2025 and ending on December 26, 2027 (the “Performance Period”).

4. Calculation of Amount Earned. The amount of Grantee’s Performance Stock Unit Award shall be determined based on the degree to which the specified Share Price Hurdles (set forth below) are satisfied during the Performance Period. The total number of PSUs earned, if any, shall be the amounts earned in respect of the performance metric as set forth below.

Share Price Hurdle*	Earned Number of PSUs**
$10	350,000
$12.50	300,000
$15	250,000

*An applicable Share Price Hurdle will be considered to be attained and the applicable number of PSUs will be deemed to be earned PSUs if the average closing price per share of the Company’s common stock over any thirty (30) consecutive trading days during the Performance Period equals or exceeds the applicable Share Price Hurdle. If a Share Price Hurdle is achieved, such applicable number of PSUs shall be earned PSUs, despite any future changes in

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share price. There shall be no interpolation for performance between the Share Price Hurdles. For the avoidance of doubt, if an applicable Share Price Hurdle is achieved prior to the end of the Performance Period, then the Grantee must continue to remain employed through the dates set forth in the following table in order for such PSUs to vest:

Period During Which the Share Price Hurdle is Achieved	Treatment of PSUs Following Such Performance Achievement	Treatment Upon a Termination without Cause Following Such Performance Achievement
If the Share Price Hurdle is achieved between the Grant Date and first anniversary of the Grant Date	If the Grantee remains employed with the Company through the second anniversary of his Start Date (as defined in his offer letter, dated as of April 24, 2025 (the “Offer Letter”)), then the applicable PSUs will vest and be settled within 30 days following the second anniversary of his Start Date	If the Company terminates the Grantee’s employment without Cause (as defined in the Offer Letter) at any time after the date of the achievement of the Share Price Hurdle, then the applicable PSUs will vest and be settled within 30 days following such vesting date
If the Share Price Hurdle is achieved between the first anniversary of the Grant Date and second anniversary of the Grant Date	If the Grantee remains employed with the Company through the second anniversary of his Start Date (as defined in the Offer Letter), then the applicable PSUs will vest and be settled within 30 days following the second anniversary of his Start Date	If the Company terminates the Grantee’s employment without Cause at any time after the date of the achievement of the Share Price Hurdle, then the applicable PSUs will vest and be settled within 30 days following such vesting date
If the Share Price Hurdle is achieved between the second anniversary of the Grant Date and the end of the Performance Period	The applicable PSUs will vest on the date of the achievement of the Share Price Hurdle and be settled within 30 days following such vesting date (i.e., Grantee is not subject to continued employment after the Share Price Hurdle is achieved)	Not applicable

**In the event that none of the Share Price Hurdles are met as of the end of the Performance Period, then the Grantee’s Performance Stock Unit Award will be measured by Relative TSR. In such case, provided that the Company’s Relative TSR during the Performance Period falls between the percentile rankings between 25th percentile and 75th percentile among the Peer Group, 350,000 of the Target PSUs shall be deemed to be earned.

For purposes of this Award Agreement:

(1) “Peer Group” includes the following companies: BJ’s Restaurants, Inc.; Bloomin’ Brands, Inc.; Brinker International, Inc.; Cracker Barrel Old Country Store, Inc.; Dave & Buster’s Entertainment, Inc.; Denny’s Corporation; Dine Brands Global, Inc.; First Watch Restaurant Group, Inc.; Jack in the Box Inc.; Portillo’s Inc.; Shake Shack Inc.; Texas Roadhouse, Inc.; The Cheesecake Factory Incorporated; and The One Group Hospitality, Inc. If any of the foregoing companies is acquired and ceases to be publicly traded during the Performance Period, any such company shall be removed from the Peer Group (and treated as if it was never in the Peer Group). If any of the foregoing companies files for (or is otherwise placed into) bankruptcy during the Performance Period, any such company’s TSR shall be treated as having (or being tied for having) the lowest TSR in the Peer Group for the Performance Period.

(2) “Relative TSR” means the relative total shareholder return percentile ranking of the Company as compared to the companies in the Peer Group, ranked by TSR over the Performance Period.

(3) “TSR” for any company is determined as the Ending Share Price minus the Starting Share Price plus Dividends, where:

•	“Ending Share Price” is the average closing price of a share of such company’s common stock on each trading day during the 30-consecutive-day period ending on the last day of the Performance Period.
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•	“Starting Share Price” is the average closing price of a share of such company’s common stock on each trading day during the 30-consecutive-day period ending on the first day of the Performance Period.

•	“Dividends” are the dividends actually paid (as of the payment date) by such company during the Performance Period.

Pursuant to its authority under the Plan, the Committee may make appropriate adjustments to reflect any changes in capitalization of the Company or any company in the Peer Group (e.g., spin-offs) in determining the TSR, and otherwise shall make all determinations required under this Award Agreement.

5. Payment of Performance Stock Unit Award. Subject to early termination of this Award Agreement pursuant to Section 6 or Section 7, the Company will issue to Grantee shares of Stock representing the aggregate earned PSUs, if any, based upon the extent of achievement of the Performance Goal established by the Committee in accordance with Section 4, and subject to Grantee’s continued employment or service with the Company through the applicable vesting date as set forth in Section 4. The issuance of shares in settlement of the PSUs, if any, will be made by the Company within 30 days of the applicable vesting date as set forth in Section 4 but by no later than March 15 of the year after the year in which the vesting date occurs (the “Payment Date”). Neither dividends nor dividend equivalents will accrue or be paid on Grantee’s PSUs. The issuance of shares in settlement of the PSUs, if any, will be made by the Company entering the Grantee on its books and records as the owner of such number of shares, subject to the Company’s collection of applicable withholding taxes in accordance with Section 8 below. Notwithstanding any other provisions of this Award Agreement, the issuance or delivery of any shares of Stock may be postponed for such period as may be required to comply with any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority.

6. Vesting; Termination of Employment. Except as set forth in this Section 6 and in Section 7, or as otherwise set forth in Section 4, Grantee’s Performance Stock Unit Award will remain unvested until the applicable vesting date as set forth in Section 4 and, in the event that Grantee experiences a Termination of Employment prior to the end of the Performance Period, this Award Agreement will terminate and be of no further force or effect as of the date of any such Termination of Employment, except to the extent otherwise provided by the Committee in accordance with the Plan. Notwithstanding the foregoing, in the event of Grantee’s death, Disability or Retirement (each, a “Vesting Event”) prior to the end of the Performance Period, each Performance Stock Unit Award will be payable at the time set forth in Section 5 as follows:

a.	If the Vesting Event occurs after the completion of the Performance Period, the number of shares of Stock earned will be based on the extent to which the Performance Goals established under Section 4 has been achieved; and

b.	If the Vesting Event occurs before completion of the Performance Period, the number of shares of Stock earned will be based on the extent to which the Performance Goals established under Section 4 has been achieved as of the last day of such Performance Period, except that the number of shares of Stock earned will be pro-rated based on (i) the number of days which have elapsed during such Performance Period up to and including the day such Vesting Event occurs, divided by (ii) the number of days in the Performance Period.

For purposes of this Section 6, the term “Retirement” means the voluntary termination of employment by Grantee from the Company when Grantee’s age plus years of service with the Company (in each case measured in complete, whole years, but excluding, for the avoidance of doubt, any period of service on the Company’s board of directors) equals or exceeds 67, provided that at the date of termination Grantee is at least 58 years of age and has completed at least five (5) years of service with the Company.

For purposes of this Section 6, “Disability” shall mean Grantee’s inability, due to physical or mental incapacity, to perform the essential functions of the Grantee’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or a condition that entitles the Grantee to receive long-term disability benefits under the Company’s long-term disability plan. Any question as to the existence of the Grantee’s Disability as to which the Grantee and the Company cannot agree shall be determined in writing by a

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qualified independent physician mutually acceptable to the Grantee and the Company. If the Grantee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Grantee shall be final and conclusive for all purposes of this Section 6.

7. Change in Control. In the event the Company experiences a Change in Control prior to the end of the Performance Period, then, effective as of the date of such Change in Control, the Performance Stock Unit Award will be deemed to have been earned as follows:

a.	If the Change in Control occurs on or prior to the completion of the Performance Period, the number of shares of Stock earned will equal the number of Target PSUs; and

b.	If the Change in Control occurs after the completion of the Performance Period, the number of shares of Stock earned will be based on the extent to which the Performance Goals established under Section 4 has been achieved.

The value of each earned share as of the Change in Control shall be based on the Company CIC Share Value. Payment shall be made in cash as soon as practicable after the Change in Control, but in any event within five (5) business days following the Change in Control.

8. Tax Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Grantee, are withheld or collected from Grantee. In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, to satisfy Grantee’s federal and state tax withholding obligations arising from the vesting and payment of the Performance Stock Unit Award, in the case where shares of Stock are to be delivered to Grantee, the Company shall be permitted in its discretion to withhold shares of Stock otherwise to be delivered to Grantee having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional shares of Stock. Any additional withholding amounts owed by Grantee due to the inability to deliver fractional shares will be deducted from Grantee’s next paycheck.

9. Tax Consideration. The Company has advised Grantee to seek Grantee’s own tax and financial advice with regard to the federal and state tax considerations resulting from Grantee’s receipt of the Performance Stock Unit Award pursuant to this Award Agreement. Grantee understands that the Company will report to appropriate taxing authorities the payment to Grantee of compensation income upon the vesting and payment of the Performance Stock Unit Award. Grantee understands that he or she is solely responsible for the payment of all federal and state taxes resulting from this grant of Performance Stock Unit Award. With respect to tax withholding amounts, the Company has all of the rights specified in Section 8 of this Award Agreement and has no obligations to Grantee except as expressly stated in Section 8 of this Award Agreement.

10. Restrictive Covenants. Grantee will be subject to the restrictive covenants as set forth in the Offer Letter.

11. Injunctive Relief. The parties hereto agree that either party hereto would suffer irreparable harm from a breach by the other party of any of the covenants or agreements contained in Section 10, for which there is no adequate remedy at law. Therefore, in the event of the actual or threatened breach by a party of any of the provisions of this Award Agreement, the other party, and in the case of the Company, its respective successors or assigns, may, in addition and supplementary to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief (without the necessity of posting bond or security) in order to enforce compliance with, or prevent any violation of, the provisions hereof; and that, in the event of such breach or threat thereof by one party, the other party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction restraining the other party from engaging in activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein.

12. Notices. Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal office to the attention of the Secretary, and to Grantee at the address last reflected on the Company’s payroll records (including via e-mail if Grantee is then employed by the Company), or at such other

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address as either party may hereafter designate in writing to the other. Any such notice (if not sent via e-mail) shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if Grantee is no longer employed by the Company or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions in this Section 12.

13. Conflicts and Interpretation. In the event of a conflict or inconsistency between the terms and conditions of this Award Agreement and of the Plan, the terms and conditions of the Plan shall govern. Grantee agrees to be bound by the terms of the Plan and this Award Agreement. Grantee acknowledges having read and understanding the Plan, the prospectus for the Plan, and this Award Agreement. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board of Directors or the Committee do not and shall not be deemed to create any rights in Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board of Directors or the Committee so conferred by appropriate action of the Board of Directors or the Committee under the Plan after the date hereof.

14. Entire Agreement; Amendment. Except as may otherwise be provided in any employment, severance or other agreement between the Company and Grantee, or any Company plan in which Grantee participates, this Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Company may modify, amend or waive the terms of the Performance Stock Unit Award, prospectively or retroactively, but no such modification, amendment or waiver shall materially and adversely affect the rights of Grantee without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by such party of a provision of this Award Agreement.

15. Choice of Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

16. Binding Effect. This Award Agreement shall bind Grantee and the Company and their beneficiaries, survivors, executors, administrators and transferees.

17. Limitations; No Employment/Service Commitment. Nothing contained in this Award Agreement or the Plan constitutes a continued employment or service commitment by the Company or any of its Subsidiaries, affects Grantee’s status, if he or she is an employee, as an employee at will who is subject to termination without Cause, confers upon Grantee any right to remain employed by or in service to the Company or any Subsidiary, interferes in any way with the right of the Company or any Subsidiary at any time to terminate such employment or service, or affects the right of the Company or any Subsidiary to increase or decrease Grantee’s other compensation. Payment of any Performance Stock Unit Award amount is not secured by a trust, insurance contract or other funding medium, and Grantee does not have any interest in any fund or specific assets of the Company or any of its Affiliates by reason of this Performance Stock Unit Award. Grantee has no rights as a stockholder of the Company pursuant to this Award Agreement until and unless shares of Stock are actually delivered to Grantee.

18. Code Section 409A. The Performance Stock Unit Award granted under this Award Agreement is intended to fit within the “short-term deferral” exemption from Section 409A of the Code. In administering this Award Agreement, the Company shall interpret this Award Agreement in a manner consistent with such exemption.

19. Forfeiture. Grantee must reimburse or forfeit to the Company any payment received or to be received hereunder by Grantee to the extent required by the clawback policy adopted by the Board of Directors.

20. Non-Transferability. Performance Stock Units shall not be transferable except by will or the laws of descent and distribution or pursuant to a beneficiary designation, or as otherwise permitted by the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Grantee. Grantee agrees that the Performance Stock Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. Any purported assignment, alienation, pledge, attachment,

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sale, transfer or other encumbrance of shares of unvested Performance Stock Units that does not satisfy the requirements of this Award Agreement and the Plan shall, prior to the payment or forfeiture of the Performance Stock Unit Award, be void and unenforceable against the Company.

21. Definitions. To the extent not specifically defined in this Award Agreement, each capitalized term used in this Award Agreement has the meaning ascribed to such term in the Plan.

22. Committee Administration. The Committee has sole and exclusive responsibility for construing and interpreting this Award Agreement and for resolving all questions arising under this Award Agreement. Any decision or action taken by the Committee arising out of, or in connection with, the construction, administration, interpretation and effect of this Award Agreement will be conclusive and binding upon all persons.

23. Severability. The invalidity or unenforceability of any provision of this Award Agreement will not affect the validity or enforceability of the other provisions of this Award Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

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IN WITNESS WHEREOF, the Company has executed this Award Agreement as of the Date of Grant.

Red Robin Gourmet Burgers, Inc.

By:
Its:

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Annex B

Restrictive Covenants

Confidentiality. Except in the good-faith performance of your duties, you will not disclose to any person or entity or use, any information not in the public domain, in any form, acquired by you while employed or associated with the Company or RRI or, if acquired thereafter, such information which, to your knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or RRI, relating to the Company or its business. All such information, in any form, and copies and extracts thereof are and will remain the sole and exclusive property of the Company, and you will on request return to the Company the originals and all copies of any such information provided to or acquired by you in connection with your association with the Company or RRI, and will return to the Company all files, you and/or other communications received, maintained and/or originated by you during the course of such association. Upon termination of your employment for any reason, you will deliver to the Company all of the property of the Company or any of its subsidiaries, and non-personal documents and data of any nature and in whatever medium of the Company or any of its subsidiaries, in each case within your possession and control, and you will not take any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any confidential information. Nothing in this Annex B restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.

Non-Compete. You agree that, while employed and during the twenty-four (24) months after the date of termination of your employment with the Company (the “Restrictive Period”), you will not directly or indirectly, either for yourself or for, with or through any other person or entity, own, manage, operate, control, be employed by, participate in, loan money to or be connected in any manner with, or permit your name to be used by, either (i) any business that, in the reasonable judgment of the Board, competes with the Company and its subsidiaries in the burger-focused restaurant business in (x) the United States, (y) the Canadian provinces of Alberta and British Columbia, or (z) any other country, province or territory in which the Company conducts business as of the date your employment terminates, or (ii) the following casual dining and brew-centric restaurant concepts (and their successors): Five Guys, Chili’s, Applebee’s, Ruby Tuesday, TGIFridays, Texas Roadhouse, BJ’s, Yardhouse, Millers Ale House and Brickhouse (“Competitive Activity”). The foregoing will not prohibit you from serving as a non-employee member of the board of directors of a burger-focused restaurant business other than (I) a burger-focused casual dining business or (II) any of the businesses listed in the immediately preceding clause (ii). For purposes of this offer letter, “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than five percent (5%) of the stock of a publicly-held corporation whose stock is traded on a national securities exchange).

Non-Solicit. During the Restrictive Period, you will not, without the prior written approval of the Company, directly or indirectly through any other person or entity (i) induce or attempt to induce any employee of the Company or RRI at the level of Assistant Store Manager or higher in restaurant operations or the level of Director or higher at the Company’s home office to leave the employ of the Company or RRI, or in any way interfere with the relationship between the Company or RRI and any employee thereof (for the sake of clarity, this clause (i) shall not be violated by virtue of general advertisements or solicitations for positions that are not targeted at employees of the Company or RRI), (ii) hire any person who was an employee of the Company or RRI at the level of Assistant Store Manager or higher in restaurant operations or the level of Director or higher at the Company’s home office within twelve months after such person’s employment with the Company or RRI was terminated for any reason or (iii) induce or attempt to induce any supplier or other business relation of the Company or RRI to cease doing business with the Company or RRI, or in any way interfere with the relationship between any such supplier or business relation and the Company or RRI, in the case of clauses (i) or (iii), to the extent any such actions result (or would reasonably be expected to result) in harm to the Company or RRI.

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Nondisparagement. You agree not to disparage the Company, any of its products or practices, or any of its directors, officers, stockholders, or affiliates (each in their capacities as such), either orally or in writing, at any time; provided that you may confer in confidence with your legal representatives, make truthful statements as required by law or when requested by a governmental, regulatory or similar body or entity and/or make truthful statements in the course of performing duties to the Company.

Injunctive Relief. You agree that the Company would suffer irreparable harm from your breach of any of the covenants or agreements contained in this offer letter, for which there is no adequate remedy at law. Therefore, in the event of the actual or threatened breach by a party of any of the provisions of this offer letter, the Company, its respective successors or assigns, may, in addition and supplementary to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief (without the necessity of posting bond or security) in order to enforce compliance with, or prevent any violation of, the provisions of this offer letter; and will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining your from engaging in activities prohibited by this offer letter or such other relief as may be required to specifically enforce any of the covenants contained in this offer letter.

You agree that the restrictive covenants in this Section are reasonable with respect to their duration, geographical area, and scope. In the event that any of the provisions of the foregoing restrictive covenants relating to the geographic or temporal scope of such covenants or the nature of the business or activities restricted thereby are declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced in this offer letter by the maximum restriction deemed enforceable by such court.

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Annex C

Section 409A

It is intended that compensation or benefits payable under this offer letter not be subject to the additional tax imposed pursuant to Section 409A of the Internal Revenue Code (“Code”), and this offer letter shall be interpreted accordingly.

In no event whatsoever will the Company be liable for any additional tax, interest or penalty incurred by you as a result of the failure of any payment or benefit to satisfy the requirements of Section 409A of the Code.

Your right to a series of installment payments under this offer letter will be treated as a right to a series of separate payments within the meaning of Treas. Reg. §1.409A-2(b)(2)(iii). In addition, payments or benefits will be exempt from the requirements of Section 409A of the Code to the maximum extent possible as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4), as involuntary separation pay pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), and/or under any other exemption that may be applicable.

Notwithstanding any provision to the contrary, (i) no amount of non-qualified deferred compensation subject to Section 409A of the Code that is payable in connection with the termination of your employment will be paid to you unless the termination of your employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which you are entitled under this offer letter (after taking into account all exclusions applicable to such termination benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits will not be provided to you prior to the earlier of (A) the expiration of the six-month period measured from the date of your “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of your death; provided, that upon the earlier of such dates, all payments deferred pursuant to the foregoing will be paid to you in a lump sum, and any remaining payments due will be paid as otherwise provided in this offer letter; (iii) the determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your separation from service will be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto).

To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A of the Code, such reimbursement or benefit will be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

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Annex D

Definitions

“Cause” means (i) your continual and deliberate gross neglect in the performance of his material duties; (ii) your continual and deliberate failure to devote substantially all of your working time to the business of the Company and its subsidiaries (other than as expressly permitted in this offer letter or by applicable state or federal law); (iii) your continual and deliberate failure to follow the lawful directives of the Board relating to your duties and responsibilities in any material respect; (iv) your engaging in misconduct in connection with the performance of any of your duties, including, without limitation, falsifying or attempting to falsify documents, books or records of the Company or its subsidiaries, misappropriating or attempting to misappropriate funds or other property, or securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company or its subsidiaries; (v) your violation, in any material respect, of any material policy or of any code or standard of behavior or conduct generally applicable to employees of the Company; (vi) your breach of the material provisions of this offer letter or any other non-competition, non-interference, non-disclosure, confidentiality or other similar agreement executed by you with the Company or any of its subsidiaries or other act of disloyalty to the Company or any of its subsidiaries (including, without limitation, aiding a competitor or unauthorized disclosure of confidential information); or (vii) your engaging in other misconduct that is reasonably likely to result in material injury to the reputation of the Company or any of its subsidiaries, including, without limitation, commission of a felony, fraud, embezzlement, or other crime involving dishonesty. A termination for Cause by the Company of any of the events described in clauses (i), (ii), (iii), (iv) and (v) above shall only be effective on thirty (30) days advance written notification, providing you the opportunity to cure, if reasonably capable of cure within such thirty (30)-day period; but no such notification is required if the Cause event is not reasonably capable of cure or the Board determines that its fiduciary obligation legally requires it to effect a termination for Cause immediately. In any event, the Board may suspend you with compensation while it conducts a good faith inquiry of whether grounds for Cause exist.

“Change in Control” has the meaning given such term in the Company’s Executive CIC Severance Plan.

“Good Reason” means the occurrence, without your express written consent, of: (i) any reduction in your total compensation of ten percent (10%) or more (other than an across-the-board reduction in the total compensation applicable and payable to each of the Company’s executives); (ii) a relocation of the Company’s headquarters to a location more than twenty (20) miles from the location of the Company’s headquarters prior to such relocation; (iii) any breach by the Company of any material provision of this offer letter; (iv) a significant reduction in the then-effective responsibilities of the Chief Executive Officer of the Company; or (v) a change in your reporting structure that results in you no longer reporting directly to the Board; provided that you give written notice to the Company of the existence of such a condition within ninety (90) days of the initial existence of the condition, the Company has at least thirty (30) days from the date when such notice is provided to cure the condition without being required to make payments due to termination by the Company for Good Reason (the “Cure Period”), and you actually terminate your employment for Good Reason within thirty (30) days after the expiration of the Cure Period. For the avoidance of doubt, in the event the Board appoints someone as President of the Company, you acknowledge and agree that any such appointment alone, with no other changes to the terms of your employment, will not constitute “Good Reason” so long as you remain the Chief Executive Officer of the Company who still reports directly to the Board.

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